EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between CONTINEN-TAL AIRLINES, INC., a Delaware corporation ("Company"), and GREGORY D. BRENNEMAN ("Executive").

                                 W I T N E S S E T H:

      WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:


ARTICLE 1:  EMPLOYMENT AND DUTIES

      1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective
Date (as hereinafter defined) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be June 6, 1995.

      1.2 Position. From and after the Effective Date, Company shall employ Executive in the position of Chief Operating Officer of Company (and Executive shall be a member of the Office of the Chairman), or in such other position or positions as the parties mutually may agree. At the first regularly scheduled meeting of Company's stockholders that occurs after the Effective Date and for the remaining term of Executive's employment hereunder, Company shall cause Executive to be nominated for election as a director of Company and use its best efforts to secure such election.

      1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and, if elected, as a director of Company and to perform diligently and to the best of his abilities the duties and services appertaining to such office as set forth in the Bylaws of Company in effect on the Effective Date, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time.


ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

      2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a three-year period beginning on the Effective Date. Said term of employment shall be extended automatically for an additional successive three-year period as of the third anniversary of the Effective Date and as of the last day of each successive three-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such three-year term of employment, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the three-year term of employment during which such notice is given.

      2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors of Company (the "Board of Directors"), shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

           (i)         upon Executive's death;

           (ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

           (iii) for cause, which for purposes of this Agreement shall mean Executive's gross negligence or willful misconduct in the performance of the material duties and services required of him pursuant to this Agreement;

           (iv) for Executive's material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

           (v) for any other reason whatsoever, in the sole discretion of the Board of Directors.

      2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

           (i) the assignment to Executive by the Board of Directors or other officers or representatives of Company of duties materially inconsistent with the duties associated with the position described in paragraph 1.2 as such duties are constituted as of the Effective Date;

           (ii) a material diminution in the nature or scope of Executive's authority, responsibilities, or title from those applicable to him as of the Effective Date;

           (iii) the occurrence of material acts or conduct on the part of Company or its officers or representatives which prevent Executive from performing his duties and responsibilities pursuant to this Agreement;

           (iv) Company requiring Executive to be permanently based anywhere outside a major urban center in Texas;

           (v) the taking of any action by Company that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

           (vi) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company; or

           (vii) for any other reason whatsoever, in the sole discretion of Executive.

      2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.


ARTICLE 3:  COMPENSATION AND BENEFITS

      3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $525,000.00 or (ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

      3.2 Bonus Programs. Executive shall participate in each cash bonus program maintained by Company on and after the Effective Date (including, without limitation, participation effective as of April 27, 1995 in any such program maintained for the year during which such date occurs) at a level which is not less than the maximum participation level made available to any Company executive (determined without regard to period of service or other criteria that might otherwise be necessary to entitle Executive to such level of participation).

      3.3 Life Insurance. During the period of this Agreement, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than the Termination Payment (as such term is defined in paragraph 4.7). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the Termination Payment. To the extent that Company's purchase of, or payment of premiums with respect to, such policy or policies results in compensation income to Executive, Company shall pay to Executive an additional payment (the "Policy Payment") in an amount such that after payment by Executive of all taxes imposed on Executive with respect to the Policy Payment, Executive retains an amount of the Policy Payment equal to the taxes imposed upon Executive with respect to such purchase or the payment of such premiums. If for any reason Company fails to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.3, Company shall, in the event of the death of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries an amount equal to the sum of (1) the difference between the Termination Payment and any death benefit payable to Executive's designated beneficiary or beneficiaries under the policy or policies maintained by Company and (2) such additional amount as shall be required to hold Executive's estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

      3.4 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

      3.5 Additional Disability Benefit. If Executive shall begin to receive long-term disability insurance benefits pursuant to a plan maintained by Company and if such benefits cease prior to Executive's attainment of age 65 and while Executive remains disabled, then Company shall immediately pay Executive upon the cessation of such benefits a lump-sum, cash payment in an amount equal to the Termination Payment. If Executive receives payment of a Termination Payment pursuant to the provisions of Article 4, then the provisions of this paragraph 3.5 shall terminate. If Executive shall be disabled at the time his employment with Company terminates and if Executive shall not be entitled to the payment of a Termination Payment pursuant to the provisions of Article 4 upon such termination, then Executive's right to receive the payment upon the occurrence of the circumstances described in this paragraph 3.5 shall be deemed to have accrued as of the date of such termination and shall survive the termination of this Agreement.

      3.6  Stock Options and Restricted Stock.

           (i) Executive and Company have entered into an agreement evidencing Company's award to Executive of an option to acquire 275,000 shares of Company's Class B Common Stock under Company's 1994 Incentive Equity Plan, as amended (the "Incentive Plan").

           (ii) Executive and Company have entered into an agreement evidencing Company's award to Executive of restricted stock under the Incentive Plan with respect to 75,000 shares of Company's Class B Common Stock.

      3.7  Relocation Expenses.

           (i) Company shall purchase Executive's home located at 2402 Norwalk, Colleyville, Texas 76034, on a date selected by Executive on or before June 15, 1995. The purchase price shall be paid in cash and shall be equal to Executive's actual costs incurred prior to the Effective Date to acquire such home and to make improvements to such home; provided that such purchase price shall not exceed $475,000. Executive shall provide Company with appropriate documentation in support of the purchase price.

           (ii) Company shall pay any and all reasonable costs and expenses associated with transporting Executive's personal and household effects from the home described in paragraph 3.7(i) to Houston, Texas.

           (iii) Company shall pay Executive's reasonable and actual closing costs incurred in connection with the purchase of a new principal residence in or around Houston, Texas, including reasonable and customary legal fees to effect a closing, title fees, title insurance, appraisal fees, recording fees for deed and mortgage, mortgage application fees, credit verification fees, transfer fees and document taxes, and a loan origination or loan assumption fee not to exceed one and one-half percentage points (1.5%) of the principal amount of the mortgage loan incurred by Executive with respect to the purchase of such new principal residence.

      3.8 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

           (i) Allowance for Automobile or Club Memberships - Company shall provide Executive with an automobile on substantially the same terms and conditions as Company currently provides an automobile for its Chief Executive Officer.

           (ii) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel.

           (iii) Parking - Company shall provide at no expense to Executive a parking place convenient to Executive's office and a parking place at Intercontinental Airport in Houston, Texas.

           (iv) Other Company Benefits - Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company employees. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.


ARTICLE 4:  EFFECT OF TERMINATION ON COMPENSATION

      4.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that Executive and his eligible family members shall be provided with Termination Pass Privileges (as such term is defined in paragraph 4.7) for a period of three years beginning on the effective date of such termination and thereafter with SOR Pass Privileges (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime and, if such termination shall result from Company's delivery of the written notice described in paragraph 2.1, then Company shall (i) cause all options and shares of restricted stock awarded to Executive, including, without limitation, any such awards under the Incentive Plan, and other Awards (as defined in the Incentive Plan) made to Executive under the Incentive Plan, to vest immediately upon such termination, (ii) pay Executive on or before the effective date of such termination a lump-sum, cash payment in an amount equal to the Termination Payment, (iii) provide Executive with Outplacement Services (as such term is defined in paragraph 4.7), and (iv) provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.7) for a period of three years beginning on the effective date of such termination.

      4.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph
2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that Executive and his eligible family members shall be provided with Termination Pass Privileges for a period of three years beginning on the effective date of such termination and thereafter with SOR Pass Privileges for the remainder of Executive's lifetime, and:

           (i) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii) or (iv), then Company shall provide Executive with the payments and benefits described in clauses (i) through (iv) of paragraph 4.1; and

           (ii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall (1) cause all options and shares of restricted stock awarded to Executive, including, without limitation, any such awards under the Incentive Plan, and other Awards (as defined in the Incentive Plan) made to Executive under the Incentive Plan, to vest immediately upon such termination, and (2) provide Executive (or his designated beneficiary or beneficiaries) with the benefits contemplated under paragraph 3.3 or paragraph 3.5, as applicable.

      4.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph
2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that Executive and his eligible family members shall be provided with Termination Pass Privileges for a period of three years beginning on the effective date of such termination and thereafter with SOR Pass Privileges for the remainder of Executive's lifetime and, if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or (vi) or for any reason whatsoever following the occurrence of a Change in Control (as such term is defined in the Incentive Plan (as amended by the First Amendment thereto) in effect as of the date of this Agreement), then Company shall provide Executive with the payments and benefits described in clauses (i) through
(iv) of paragraph 4.1.

      4.4 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under the Incentive Plan) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

      4.5 Payment Obligations Absolute. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any cir-cumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtain-ing of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this
Article 4.

      4.6 Liquidated Damages. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the Termination Payment pursuant to paragraphs 4.1, 4.2, or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

      4.7 Certain Definitions and Additional Terms. As used herein, the following capitalized terms shall have the meanings assigned below:

           (i) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of equivalent benefits) shall terminate upon Executive's receipt of comparable benefits from a subsequent employer and (2) if Executive (and/or his eligible dependents) would have been entitled to retiree coverage under a particular welfare benefit plan had he voluntarily retired on the date of his termination of employment, then such coverage shall be continued as provided in such plan upon the expiration of the period Continuation Coverage is to be provided pursuant to this Article 4. Notwithstanding any provision in this Article 4 to the contrary, Executive's entitlement to any benefit continuation pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, shall commence at the end of the period of, and shall not be reduced by the provision of, any applicable Continuation Coverage;

           (ii) "Outplacement Services" shall mean outplacement services, at Company's cost and for a period of twelve months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors
      (with such approval not to be unreasonably withheld);

           (iii) "SOR Pass Privileges" shall mean (1) pass privileges on each airline operated by Company or any of its affiliates (or any successor or successors thereto) at Chief Operating Officer retiree grade and (2) membership in Company's President's Club (or any successor program maintained by Company or any of its affiliates or any successor or successors thereto);

           (iv) "Termination Payment" shall mean an amount equal to three times the sum of (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment and (2) a deemed annual bonus which shall be equal to 25% of the amount described in clause (1) of this paragraph 4.7(iv); and

           (v) "Termination Pass Privileges" shall mean (1) pass privileges on each airline operated by Company or any of its affiliates (or any successor or successors thereto) at the highest type and priority Executive received at any time during the six-month period preceding his termination of employment (or, if higher, at the date hereof), subject to any changes in policy generally applicable to the Chief Executive Officer and Chief Operating Officer (or other highest ranking officer of the Company) who is employed by Company and entitled to such type and priority of pass privileges and (2) membership in Company's President's Club (or any successor program maintained by Company or any of its affiliates or any successor or successors thereto).

Executive's receipt of SOR Pass Privileges and Termination Pass Privileges shall be conditioned upon Executive's delivery to Company of all effective pass cards, UATP cards, PAC cards and ticket stock in Executive's possession
on the date of his termination of employment.   Executive shall be issued an
Employee Travel Card valid at all times during the term of Executive's SOR Pass Privileges and Termination Pass Privileges.


ARTICLE 5:  MISCELLANEOUS

      5.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by Texas Commerce Bank National Association (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

      5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to Company to  :   Continental Airlines, Inc.
                            2929 Allen Parkway, Suite 2010
                            Houston, Texas  77019
                            Attention:  General Counsel

      If to Executive to :  Mr. Gregory D. Brenneman
                            31 Hollymead
                            The Woodlands, Texas  77381

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

      5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

      5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

      5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

      5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

      5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

      5.11 Term. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

      5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.8(iv), (ii) any signed written agreement heretofore or contemporaneously executed by Company and Executive with respect to Awards (as defined in the Incentive Plan) under the Incentive Plan, or (iii) any signed written agreement hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof (including, without limitation, that certain Memorandum of Understanding by and among Company, Executive, and Turnworks, Inc. dated as of April 27, 1995, but excluding the Termination Agreement between Company and Turnworks, Inc. referred to therein) are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

      5.13 Deemed Resignations. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors and from the board of directors of any affiliate of Company.




      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 5th day of June, 1995, to be effective as of the Effective Date.


                                  CONTINENTAL AIRLINES, INC.


                                  By:
                                        Name:   Jeffery A. Smisek
                                        Title:    Senior Vice President

                                  "EXECUTIVE"



                                  GREGORY D. BRENNEMAN